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                                 EXHIBIT (10n)

December 12, 2003

William M. Lowe, Jr.
1394 Westwood
Birmingham, MI 48009

Dear Bill:

I am pleased to extend an offer of employment to you as the Chief Financial Officer of Unifi, Inc., effective January 6, 2004, contingent upon the completion of successful referencing and a new employee substance abuse screening test. In your capacity as CFO, you will report to me and be accountable for all aspects of finance, treasury, corporate financial reporting, and compliance with SEC and NYSE requirements.

Specific duties include providing leadership and providing input regarding the strategic direction for the company. You will also be responsible for signing and the overall accuracy and completeness of all legal and financial documents filed with the SEC and NYSE. You will inform the CEO and Board of Directors of all key financial issues, as well as working with the CEO in planning and forecasting future actions. You will be expected to maintain investor relations, which includes speaking at conferences, responding to daily requests from shareholders and bondholders, quarterly conference calls and develop and retain new shareholders. You will be expected to maintain relationships with bankers, attorneys, accountants, factors, equity investments and partnerships, and other professional service organizations utilized by the company.

The details of your compensation and benefits package, provided you accept our offer, consist of the following:

      1.    Base Salary

            Your base annual salary, effective upon your commencement of employment with Unifi is $350,000 to be paid at regular intervals in accordance with the general practices of the company. A sign-on bonus of $75,000 will be paid on the first regular pay period.

      2.    Bonus Opportunity

            Unifi's Annual Incentive Plan for Salaried Employees is designed to provide an opportunity to earn incentive compensation based on corporate performance, business unit performance, and/or individual contributions against critical measures that drive the success of the business.

            Based on the bonus opportunity set forth by the company, the bonus potential would be up to 40% of your base salary. Half of your bonus potential is based

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            on fiscal year financial targets of the company, specifically
            Earnings per Share (EPS) and Free Cash Flow (FCF). The other half of your bonus is based on the achievement and execution of goals pertaining to personal leadership and ability to create and drive change.

      3.    Stock Grant

            A stock grant of 20,000 restricted shares of common stock will be awarded effective with your start date. These shares will vest over a five-year period beginning on the day of the grant. Twenty percent (20%) will be vested on the grant date. You should be aware that, as a member of executive management, you will be expected to build toward and maintain a position in Unifi stock equal to three-times the value of your base salary.

      4.    Options Award

            A stock options award of 20,000 shares of common stock, which will vest over a period of five years, will be awarded effective with your start date.

      5.    Automobile Allowance

            An automobile allowance of $1000 per month will be paid on the first day of each month. Additionally, Unifi will reimburse for actual auto expenses such as gas, oil, cleaning and normal repairs. Insurance costs and property taxes are not reimbursable.

      6.    Life Insurance

            To be determined and discussed upon your arrival.

      7.    Company Benefits

            You will participate in all company life, health, medical and dental plans as well as 401(k) plans when eligible under the specific plan guidelines.

            a) The 401(k) plan provides a company match. The match is dollar for dollar up to 3%, and then $0.50 on the dollar between 3% and 5% with immediate vesting. You will have immediate eligibility to participate in the plan, and you may make changes to your deferral amounts at any time.

            b) You will have access to Unifi's comprehensive medical and dental plan on the first day of the month following sixty (60) days of employment. Any COBRA-related expenses will be reimbursed by Unifi during the period between your hire date and the first date of coverage.

      8.    Relocation

            Unifi will provide reimbursement for closing costs incurred during the sale of the current permanent residence (including associated realtor fees) as well as closing expenses incurred in the purchase of a new permanent residence. Company agrees to pay for expenses incurred in packing and moving household and personal goods. Company will pay reasonable temporary living expenses for a period of six months.

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      9.    Miscellaneous

            Unifi agrees to pay reasonable club dues. Unifi will grant four weeks of vacation upon hire.

      10.   Severance Understanding

            In the unlikely event that some circumstance should occur beyond your control resulting in a separation of employment, Unifi will pay your base salary for a period of twelve months except in the case of disciplinary termination.

Bill, I believe that you will make a strong member of our executive team, and I look forward to welcoming you to Unifi. Please let me know if you have any questions as I look forward to hearing from you as soon as possible.

Sincerely,

BRIAN R. PARKE

Brian Parke
Chief Executive Officer
Unifi, Inc.

Accepted by: WILLIAM M. LOWE, JR.           December 15, 2003
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             (Name)                         (Date)